COMPANY CONTACT

Briony Quinn
Chief Financial Officer
(240) 744-1196

FOR IMMEDIATE RELEASE
DIAMONDROCK HOSPITALITY COMPANY ANNOUNCES PROMOTION OF STEPHEN SPIERTO TO CHIEF ACCOUNTING OFFICER AND HIRING OF ANIKA FISCHER AS GENERAL COUNSEL

BETHESDA, Maryland, Thursday, May 16, 2024 – DiamondRock Hospitality Company (the “Company”) (NYSE: DRH), a lodging-focused real estate investment trust that owns a portfolio of 36 premium hotels and resorts in the United States, today announced the promotion of Stephen Spierto to Chief Accounting Officer effective as of May 15, 2024.

Mr. Spierto, age 34, joined the Company in November 2023 and previously served as Vice President, Corporate Controller of the Company from November 2023 until his May 2024 promotion to Chief Accounting Officer. As Vice President, Corporate Controller of the Company, Mr. Spierto was responsible for overseeing corporate accounting, financial reporting and technical accounting. Prior to joining the Company, Mr. Spierto spent 12 years in the real estate and hospitality audit practice at Ernst & Young, LLP, most recently as a Senior Manager. Mr. Spierto is a certified public accountant and earned a B.S. and Master’s in Accounting from the James Madison University.

In addition, the Company announced that Anika Fischer will join the Company as Senior Vice President and General Counsel on June 3, 2024. Ms. Fischer, age 35, will report directly to Jeffrey J. Donnelly, the Company’s Chief Executive Officer, and will assume legal responsibilities from William J. Tennis, the Company’s Executive Vice President and General Counsel, who previously announced his retirement effective as of June 30, 2024.

Prior to joining the Company, Ms. Fischer was Deputy General Counsel at Essex Property Trust, Inc., a multifamily REIT. During her nine-year tenure at Essex she led its legal department in capital markets transactions, securities and corporate governance matters and the teams responsible for closing and underwriting complex real estate transactions, including acquisitions, dispositions, structured finance, joint ventures, developments and financings. She was also a member of the Essex senior leadership team and sat on the insurance committee, environmental/social/governance committee and enterprise risk management committee. Ms. Fischer began her career as an associate at Kirkland & Ellis LLP in the Real Estate group. Ms. Fischer received her J.D., cum laude, from the University of Michigan Law School, and a B.A. from Wesleyan University.

“Steve is a valuable member of the team and has already proven his outstanding business acumen and deep understanding of our business in his short tenure with the Company. His promotion underscores his remarkable contributions to DiamondRock. We are also excited to welcome Anika, who brings both strategic judgement and a comprehensive legal expertise in the real estate sector. We look forward to working with both Steve and Anika to continue to position DiamondRock to be a top performer in the lodging sector,” stated Mr. Donnelly.

About the Company

DiamondRock Hospitality Company is a self-advised real estate investment trust (REIT) that is an owner of a leading portfolio of geographically diversified hotels concentrated in leisure destinations and top gateway markets. The Company currently owns 36 premium quality hotels with over 9,700 rooms. The Company has strategically positioned its portfolio to be operated both under leading global brand families as well as independent boutique hotels in the lifestyle segment. For further information on the Company and its portfolio, please visit DiamondRock Hospitality Company’s website at www.drhc.com.

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